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                                                                                                   EXHIBIT 12

                                            KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                      Year Ended December 31
(In millions of dollars)                              1998         1997         1996         1995         1994
                                                      ----         ----         ----         ----         ----

Income (loss) from continuing
     operations                                      $(345)        $351         $358         $110         $(31)

Add -
     Provision (benefit) for income taxes             (175)         184          225          (42)           9
     Interest expense                                  157          141          145          193          211
     Rental expense representative of
     interest factor                                    12           13           10           18           17
                                                     -----         ----         ----         ----         ----

              Earnings                               $(351)        $689         $738         $279         $206
                                                     =====         ====         ====         ====         ====

Fixed Charges -
     Interest expense                                $ 157         $141         $145         $193         $211
     Rental expense representative of
         interest factor                                12           13           10           18           17
     Interest capitalized                               28           24           26           21           19
                                                     -----         ----         ----         ----         ----

              Total fixed charges                    $ 197         $178         $181         $232         $247
                                                     =====         ====         ====         ====         ====

Ratio of earnings to fixed charges                       -          3.9          4.1          1.2            -
                                                     =====         ====         ====         ====         ====



 (1)Earnings were inadequate to cover fixed charges by $548 million for the year ended December 31, 1998 and $41 million for the year ended December 31, 1994.

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